Exhibit 99.4(p)

Pacific Life Insurance Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448 www.PacificLife.com]

GUARANTEED WITHDRAWAL BENEFIT XXVI RIDER — SINGLE LIFE

Pacific Life Insurance Company, a stock company, (hereinafter referred to as “we”, “us”, “our”, and the “Company”) has issued this guaranteed minimum withdrawal benefit Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

The purpose of the guaranteed living benefit provided under this Rider is to provide security through a stream of income payments to the Owner. This Rider will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Owner meets the qualifications specified in the Termination of Rider provision.

RIDER SPECIFICATIONS

Rider Effective Date: The Contract Date as shown in the Contract Specifications.

Annual Charge:  [1.35%]

The Annual Charge is guaranteed not to change once the Rider is issued. [The Annual Charge will be divided by four and deducted quarterly.] For a complete description of the charge shown above, refer to the Annual Charge provision.

Initial Protected Payment Base Maximum without Pacific Life Home Office Approval: [$1,000,000]

Purchase Payment Amount Maximum without Pacific Life Home Office Approval: [$1,000,000]

Maximum Age: [85]

Lifetime Withdrawal Age: [59.5]

Annual Credit: [6%]

Please refer to the Appendix A for more information regarding the Investment Allocation Requirements.

Enhanced Income Percentage (EIP): Determined by the Age of the Designated Life at the time of the first Withdrawal when the Contract Value is greater than zero, according to the below table.

Withdrawals prior to the attainment of the Lifetime Withdrawal Age of the Designated Life will not impact the determination of the EIP.

[If a Reset occurs, the EIP will be determined based on the Designated Life’s Age at the time of the first Withdrawal after the Reset.]

Age	Enhanced Income Percentage
Before Age [59½	0.00%
59½	[5.00	]%
60	[5.00	]%
61	[5.00	]%
62	[5.00	]%
63	[5.00	]%
64	[5.00	]%
65	[7.50	]%
66	[7.50	]%
67	[7.50	]%
68	[7.50	]%
69	[7.50	]%
70	[8.00	]%
71	[8.00	]%
72	[8.00	]%
73	[8.00	]%
74	[8.00	]%
75	[8.00	]%
76	[8.00	]%
77	[8.00	]%
78	[8.00	]%
79	[8.00	]%
80] and after	[8.00	]%

Enhanced Income Amount (EIA) — The maximum dollar amount that can be withdrawn during a Contract Year under this Rider without reducing the Protected Payment Base when the Contract Value is greater than zero. This amount will never be less than zero. The features of the EIA are as follows:

a.              If the Designated Life is younger than the Lifetime Withdrawal Age, the EIA is $0.

b.              If the Rider is purchased prior to the Designated Life reaching the Lifetime Withdrawal Age, the EIA will be determined when the Designated Life reaches the Lifetime Withdrawal Age.

c.               The EIA on each day after the Designated Life reaches the Lifetime Withdrawal Age is equal to the EIP multiplied by the Protected Payment Base on that day, less Withdrawals made during the current Contract Year.

d.              Any portion of the EIA not withdrawn during a Contract Year will not roll over to the next Contract Year [with the exception being when the Income Rollover feature applies, refer to the Income Rollover provision].

Guaranteed Lifetime Income Percentage (GLIP): Once the Contract Value is zero, if the Contract Value was not reduced to zero as a result of a Withdrawal that exceeded the EIA [plus any applicable Income Rollover Amount], the GLIP is determined according to the table below based on the Designated Life’s Age:

Age	Guaranteed Lifetime Income Percentage
Greater than [59.5]	[3.00	]%

Guaranteed Lifetime Income Amount (GLIA): Once the Contract Value is zero, if the Contract Value was not reduced to zero as a result of a Withdrawal that exceeded the EIA [plus any applicable Income Rollover Amount], the GLIA is the dollar amount that will be paid during a Contract Year. The GLIA will never be less than zero. The GLIA is equal to the GLIP multiplied by the Protected Payment Base at the time the Contract Value equals zero.

DEFINITION OF TERMS

Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider.  For purposes of this Rider, the following definitions apply:

Annual RMD Amount — The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Treasury Regulations.

Designated Life — The person upon whose life the benefits of this Rider is based. The Owner/Annuitant will be the Designated Life. For non-natural owned Contracts, the youngest Annuitant will be the Designated Life. The Designated Life cannot be changed.

[Income Rollover — A benefit that allows for any portion of the annual EIA not taken during the prior Contract Year to be available in the next Contract Year without reducing the Protected Payment Base. See Income Rollover provision for more details.]

Protected Payment Base — An amount used to determine the EIA and the GLIA. The Protected Payment Base will remain unchanged except as otherwise described under the provisions of this Rider. THE PROTECTED PAYMENT BASE CANNOT BE WITHDRAWN AS A LUMP SUM AND IS NOT PAYABLE AS A DEATH BENEFIT.

[Quarterly] Rider Anniversary - Every [three month] anniversary of the Rider Effective Date.

[Reset Date — Any Contract Anniversary after the Rider Effective Date on which a Reset occurs.]

For purposes of this Rider, the term “Withdrawal” includes any Withdrawal Charges and taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions as Withdrawals otherwise made under the Contract.

RIDER PROVISIONS

You have purchased a Guaranteed Withdrawal Benefit XXVI Rider — Single Life. Subject to the terms and conditions described herein, this Rider:

(a)         allows for Withdrawals up to the EIA [plus any applicable Income Rollover Amount] through the Contract Year when the Account Value is reduced to zero without any adjustment to the Protected Payment Base regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider;

(b)         provides for an Annual Credit to be applied to the Protected Payment Base as described under the Annual Credit provision;

(c)          provides payments equal to the GLIA starting the Contract Year after Account Value has been reduced to zero. These payments will continue until the day of death of the Designated Life or when a death benefit becomes payable under the Contract.

(d)         allows for Withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein; [and

(e)          provides for Resets of the Protected Payment Base.]

We will provide you with an annual statement that lists the EIA, the GLIA and Protected Payment Base.

Rider Eligibility - This Rider may be purchased on the Contract Issue Date, if available, provided that on the Rider Effective Date:

(a)         the Age of the Designated Life is less than or equal to the Maximum Age shown in the Rider Specifications; and

(b)         except for Non-Natural Owners, the Owner and Annuitant is the same person;

(c)          the Contract is not issued as an Inherited IRA, Inherited Roth IRA, Inherited TSA/403(b), or Post-Death Non-Qualified; and

(d)         the entire Contract Value is invested according to the Investment Allocation Requirements applicable to this Rider. Please refer to Appendix A. You will be notified in writing if we change these Investment Allocation Requirements.

Joint Owners may not purchase this Rider.

Annual Charge — An Annual Charge for expenses related to this Rider will be deducted on a [quarterly] basis.  The Annual Charge will be the charge in effect on the Contract Date and is guaranteed not to change once the Rider is issued.

The Annual Charge is deducted, in arrears, on each [Quarterly] Rider Anniversary that this Rider remains in effect. The charge is equal to the current [quarterly] charge percentage multiplied by the Protected Payment Base on the day the charge is deducted. The charge will be deducted from the variable Investment Options on a proportionate basis relative to the Account Value in each such variable Investment Option.

If this Rider terminates on a [Quarterly] Rider Anniversary, the entire charge for the prior [Quarter] will be deducted from the Contract Value on that [Quarterly] Rider Anniversary.

If the Rider terminates prior to a [Quarterly] Rider Anniversary for reasons other than death of a Designated Life or when a death benefit becomes payable under the Contract, we will prorate the charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the [Quarterly] Rider Anniversary immediately following the day the Rider terminates.

If the Rider terminates as a result of the death of the Designated Life, or when a death benefit becomes payable under the Contract, any Annual Charge deducted between the date of death and the Notice Date will be prorated as applicable to the date of death and added to the Contract Value on the Notice Date.

We will waive the charge in the following cases:

(a)         the [quarter] in which the full annuitization of the Contract occurs;

(b)         beginning with the [quarter] after the Contract Value is zero.

Subject to the provisions in this section described above, the Annual Charge will terminate when the Rider terminates.

Initial Values — The Protected Payment Base is initially determined on the Rider Effective Date. On the Rider Effective Date, the Protected Payment Base is equal to the Initial Purchase Payment as long as it does not exceed the Initial Protected Payment Base Maximum without Pacific Life Home Office Approval.

Subsequent Purchase Payments — Subsequent Purchase Payments are allowed when the Contract Value is greater than zero. If received after the Rider Effective Date, it will increase the Protected Payment Base by the amount of the Subsequent Purchase Payment.

Limitation on Subsequent Purchase Payments — For the purposes of this Rider, we reserve the right to reject or restrict any Subsequent Purchase Payments. If invoked, this restriction would be applied uniformly to Contract Owners on a nondiscriminatory basis.

Annual Credit — On each Contract Anniversary after the Rider Effective Date, an Annual Credit will be applied to the Protected Payment Base until the earlier of:

(a)         the [first] Withdrawal from the Contract since the Rider Effective Date, or

(b)         [Ten (10)] Contract Anniversaries from the Rider Effective Date.

[The Annual Credit amount is equal to the Annual Credit percent of total Purchase Payments.] [If a Reset occurs, the Annual Credit amount is equal to the Annual Credit percent of the new Protected Payment Base at time of Reset plus any Subsequent Purchase Payments.]

Withdrawal of Enhanced Income Amount — While this Rider is in effect, up to and including the Contract Year that the Contract Value becomes zero, you may withdraw up to the EIA [plus any applicable Income Rollover Amount] without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision.

[Income Rollover Amount — This Rider includes an Income Rollover benefit. The Income Rollover Amount is available starting the year after the Designated Life reaches the Lifetime Withdrawal Age and a Withdrawal is taken. In a Contract Year, if any portion of the EIA is not taken, the remaining Income Rollover Amount would be available during the next Contract Year. Withdrawals during a Contract Year will first be taken from any available Income Rollover Amount. Amounts available under this benefit will not be treated as a non-compliant Withdrawal and will not impact the calculation of the Protected Payment Base. Amounts carried forward under this benefit are available for the next Contract Year only and is not cumulative. The Income Rollover Amount will not be adjusted for Subsequent Purchase Payments [or Resets] and will not apply in a Contract Year if the Income Rollover Amount is greater than the Contract Value on the Contract Anniversary.]

Withdrawals Exceeding Enhanced Income Amount — Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision of this Rider, if a Withdrawal exceeds the EIA [plus any applicable Income Rollover Amount] immediately prior to that Withdrawal, we will reduce the Protected Payment Base. This adjustment will occur immediately following the Withdrawal according to the following calculation:

(a)         Determine excess Withdrawal amount (“A”) where A equals total Withdrawal amount (including any applicable Withdrawal Charge) minus the EIA [and any applicable Income Rollover Amount] immediately prior to the Withdrawal;

(b)         Determine ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the Withdrawal minus EIA [and any applicable Income Rollover Amount] immediately prior to the Withdrawal);

(c)          Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the Withdrawal) multiplied by (1 minus B).  The Protected Payment Base will never be less than zero.

WITHDRAWALS EXCEEDING THE EIA [PLUS ANY APPLICABLE INCOME ROLLOVER AMOUNT] COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

The amount available for Withdrawal under the Contract must be sufficient to support any Withdrawal that would otherwise exceed the EIA [plus any applicable Income Rollover Amount].

Withdrawals Taken Prior to the Lifetime Withdrawal Age — If a Withdrawal is taken and the Designated Life is younger than the Lifetime Withdrawal Age, we will reduce the Protected Payment Base. This adjustment will occur immediately following the Withdrawal according to the following calculation:

(a)         Determine excess Withdrawal amount (“A”) where A equals total Withdrawal amount;

(b)         Determine ratio for proportionate reduction (“B”) where B equals A divided by the Contract Value immediately prior to the Withdrawal;

(c)          Determine the new Protected Payment Base which equals the lesser of:

1.              The Protected Payment Base immediately prior to the Withdrawal multiplied by (1 minus B); or

2.              The Protected Payment Base immediately prior to the Withdrawal minus the total Withdrawal amount.

The Protected Payment Base will never be less than zero.

WITHDRAWALS TAKEN PRIOR TO THE LIFETIME WITHDRAWAL AGE COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

Withdrawals to Satisfy Required Minimum Distribution (“RMD”) — No adjustment will be made to the Protected Payment Base if a Withdrawal made under this Rider exceeds the EIA [plus any applicable Income Rollover Amount] immediately prior to the Withdrawal, provided that such Withdrawal (herein referred to as an “RMD Withdrawal”) is for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, and further subject to the following:

(a)         you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)         the Annual RMD Amount is based on the previous year-end fair market value of this Contract only; and

(c)          no Withdrawals (other than RMD Withdrawals) are made from the Contract during the Contract Year.

An RMD is considered a Withdrawal as described in the Annual Credit provision. An RMD Withdrawal will end eligibility for the Annual Credit to be applied to the Protected Payment Base.

The Company reserves the right to modify or eliminate this provision if there is any change to the Internal Revenue Code or Treasury Regulations relating to required minimum distributions, including the issuance of relevant IRS guidance. If the Company exercises this right, we will provide notice to the Owner.

Depletion of Contract Value — If the Designated Life is greater than or equal to the Lifetime Withdrawal Age, and a Withdrawal (including an RMD Withdrawal) does not exceed the EIA [plus any applicable Income Rollover Amount] immediately prior to the Withdrawal and reduces the Contract Value to zero, the following will apply:

1.              We will pay the remaining EIA for that Contract Year. [The Income Rollover Amount is no longer applicable.] Thereafter, effective as of the Contract Anniversary immediately following the Contract Value reaching zero, we will pay the GLIA over the lifetime of the Designated Life. The GLIA will be calculated by multiplying the Protected Payment Base at the time the Contract Value equals zero by the GLIP.

2.              GLIA payments will be made each year until the death of the Designated Life or when a death benefit becomes payable under the Contract. The payments will be made under a series of pre-authorized payments under a payment frequency, as elected by the Owner, but no less frequently than annually;

3.              No Subsequent Purchase Payments will be accepted under the Contract;

4.              The death benefit amount available on the Contract is equal to $0.

If the Designated Life is younger than the Lifetime Withdrawal Age, and a Withdrawal reduces the Contract Value to zero, this Rider will terminate.

If a Withdrawal is greater than the EIA [plus any applicable Income Rollover Amount] immediately prior to the Withdrawal and reduces the Contract Value to zero, this Rider will terminate.

[Automatic Reset — On each Contract Anniversary while this Rider is in effect and before the Annuity Date, we will automatically reset the Protected Payment Base if the Protected Payment Base, after any Annual Credits are applied, is at least $1.00 less than the Contract Value on that Contract Anniversary. The Protected Payment Base will be Reset to an amount equal to 100% of the Contract Value as of the Contract Anniversary.

We will provide you with confirmation of each Automatic Reset.

Owner-Elected Resets (Non-Automatic) — You may, on any Contract Anniversary after the Rider Effective Date or the most recent Reset Date, whichever is later, elect to Reset the Protected Payment Base to an amount equal to 100% of the Contract Value as of that Contract Anniversary. On each Reset Date we will set the Protected Payment Base to an amount equal to 100% of the Contract Value as of that Reset Date.

If you elect this option, your election must be received, in a form satisfactory to us, within sixty (60) days after the Contract Anniversary on which the Reset is effective. This option may result in a reduction in the Protected Payment Base and EIA. We will provide you with confirmation of your election.

Application of Rider Provisions — On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. The limitations and restrictions on Purchase Payments and Withdrawals, the deduction of [quarterly] charges and any future Reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date. The Reset will not reinstate eligibility of the Annual Credit.]

Annuitization — If you annuitize the Contract on the Annuity Date as specified in the Contract, and this Rider is still in effect at the time of your election and a Life Only fixed annuity option is chosen, the annuity payments will be equal to the greater of:

(a)         the Life Only fixed annual payment amount determined in accordance with the terms of the Contract; or

(b)         the GLIA in effect on the Annuity Date.

If you annuitize the Contract at any time prior to the Annuity Date, your annuity payments will be determined in accordance with the terms of the Contract. The Protected Payment Base, the EIA and the GLIA under this Rider will not be used in determining any annuity payments.

Termination of Rider — This Rider will automatically terminate upon the earliest to occur of one of the following events:

(a)         the day any portion of the Contract Value is no longer invested according to the Investment Allocation Requirements applicable to this Rider;

(b)         the day of death of the Designated Life or when a Death Benefit becomes payable under the Contract;

(c)          the day the Contract is terminated in accordance with the provisions of the Contract;

(d)         the day that the Contract Value is reduced to zero as a result of a Withdrawal (except an RMD Withdrawal) that exceeds the EIA [plus any applicable Income Rollover Amount];

(e)          the day that the Contract Value is reduced to zero and the Designated Life is younger than the Lifetime Withdrawal Age;

(f)           the Annuity Date; or

(g)          the day we are notified of a change in ownership of a non-qualified Contract, excluding:

(i)             changes in ownership to or from certain trusts; or

(ii)          adding or removing the Owner’s spouse to the Contract.

This Rider and the Contract will not terminate if the Contract Value is zero and we are making pre-authorized Withdrawals of the EIA. We will continue making pre-authorized Withdrawals of the remaining EIA through the end of the Contract Year. Payments of the GLIA will commence the following Contract Year and will continue until the Rider and Contract will terminate under subparagraph (b) above.

The Rider may not be voluntarily terminated by the Owner.

All other terms and conditions of the Contract remain unchanged by this Rider.

PACIFIC LIFE INSURANCE COMPANY

[

Chairman and Chief Executive Officer	Secretary ]

APPENDIX A — SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS

This summary outlines the general features of the Investment Allocation Requirements applicable to this Rider. Details regarding the Investment Options will be provided to you upon request.

Investment Allocation Requirements — The Investment Allocation Requirements of this Rider consist of several different Asset Allocations, which are maintained by us for use in combination with certain Riders that are available with our variable annuity Contracts. The Asset Allocations described below may change from time to time. To remain up-to-date on any changes made, please see the most recent Prospectus. Asset allocation is the allocation of Purchase Payments or Contract Value among various investment asset classes and involves decisions about which asset classes should be selected and how much of the total Contract Value should be allocated to each asset class. The theory of asset allocation is that diversification among asset classes can help reduce volatility over the long-term. At initial purchase and during the time that you own this Rider, you must allocate your entire Contract Value according to the Investment Allocation Requirements.

Asset Allocation Strategies — [You may allocate your entire Purchase Payment or Contract Value among any of the allowable Asset Allocation Strategies listed below:

American Funds IS Asset Allocation Fund

American Funds IS Managed Risk Asset Allocation Fund

BlackRock Global Allocation V.I. Fund

Delaware Ivy VIP Asset Strategy

DFA Balanced Allocation Portfolio

Fidelity VIP FundsManager 60% Portfolio

First Trust/Dow Jones Dividend & Income Allocation Portfolio

Franklin Allocation VIP Fund

Invesco V.I. Balanced-Risk Allocation Fund

Janus Henderson VIT Balanced Portfolio

JPMorgan Hedged Equity

MFS Total Return Series

PLFA ESG Diversified

PLFA Pacific Dynamix Conservative-Growth

PLFA Pacific Dynamix Moderate-Growth

PLFA Portfolio Optimization Conservative

PLFA Portfolio Optimization Moderate

PLFA Portfolio Optimization Moderate-Conservative

State Street Total Return V.I.S. Fund

Fidelity VIP Government Money Market Portfolio*

* Not available for direct investment]

Allocations among these strategies must total 100%.

Purchase Payment Allocations — Your Initial Purchase Payment (in the case of a new application) or Contract Value, as applicable, will be allocated to the investment option program you select. Subsequent Purchase Payments, if allowed under the Contract, will also be allocated accordingly, unless you instruct us otherwise.

You may also allocate Purchase Payments to any allowable fixed-rate General Account Investment Option (if available under the Contract) only for purposes of Dollar Cost Averaging (the periodic transfer of amounts) to the investment options within your investment option program. However, amounts transferred from any such allowable fixed-rate General Account Investment Option must be made over a period not to exceed [twenty four (24)] months (if available).

The entire Contract Value must remain invested according to the Investment Allocation Requirements applicable to this Rider to remain in effect.  Any portion of a Purchase Payment or Contract Value allocated to an investment option that does not comply with the Investment Allocation Requirements applicable to this Rider may terminate the Rider in addition to your participation in the program (see Termination of Investment Option Programs provision of this Appendix A).

Change of Investment Option Programs — Subject to trading restrictions, you may change your investment options at any time with a form satisfactory to us. The entire Contract Value must remain invested according to the Investment Allocation Requirements applicable to this Rider to remain in effect. You should consult with your registered representative to assist you in determining which investment options are best suited to your financial needs, investment time horizon, and are consistent with your risk comfort level. You should periodically review those factors to determine if you need to change investment options to reflect such changes.

Termination of Investment Option Programs — If your investment allocation fails to meet the requirements of the investment option programs established for this Rider, this Rider will terminate.

You may cause an involuntary termination of both the Rider and your participation in the investment option programs upon the occurrence of any one of the following events:

(a)         you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to an investment option that is not currently compliant with the Investment Allocation Requirements applicable to this Rider; or

(b)         you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to any fixed-rate General Account Investment Option (if available under the Contract) that is not an allowable option or an allowable transfer under the program.

We will send you written notice in the event any transaction described in subparagraphs (a) through (b) above occur. You have ten (10) Business Days from the day the involuntary termination occurs to remedy the Rider termination by allocating your Purchase Payments or Contract Value to an allowable investment option.